Exhibit 8.1

WHOLLY- OWNED SUBSIDIARIES OF ELBIT VISION SYSTEMS LTD.
(as of April 6, 2017)

	Name of Subsidiary	Jurisdiction of Incorporation
1.	Elbit Vision Systems US, Inc.	Delaware, USA
2.	Panoptes Ltd.	Israel